EXHIBIT 10(q)

PERFORMANCE SHARE AND PERFORMANCE UNIT GRANT AGREEMENT

Dated: June 29, 2005

To: «FirstName» «Last Name»

Pursuant to Handleman Company’s 2004 Stock Plan (the “Plan”) and in consideration for the covenants as stated in Paragraph E of this Performance Share and Performance Unit Agreement (“Agreement”), Handleman Company (the “Corporation”) hereby grants you the right to receive shares (“shares”) of the Corporation’s common stock as well as cash-based performance units (“units”) upon the terms of this Agreement and the Plan, which may be amended from time to time, is made a part of and incorporated by reference into this Agreement and is available upon request.

A.	Compensation

1.	You have been awarded Performance shares and units. The number of shares and units you may receive, under this Agreement shall be contingent upon achievement of performance goals as well as your agreement to the covenants as outlined in Paragraph E below.

a.	If Free Cash Flow (defined below) for the Performance Period (defined below) is equal to or greater than the 30th percentile, but less than the 50th percentile of Free Cash Flow for a Peer Group of companies (see Exhibit 2), the number of shares and units you may receive under this Agreement shall equal the sum of:

i.	fifty percent (50%) plus

ii.	the product of 50% multiplied by a percentage determined based upon where the Company’s actual Free Cash Flow performance is within the range between the 30th percentile and the 50th percentile of Free Cash Flow for the Peer Group, calculated linearly, multiplied by the Target number of shares (see Exhibit 1).

b.	If Free Cash Flow for the Performance Period is equal to or greater than the 50th percentile, but less than the 70th percentile of Free Cash Flow for a Peer Group of companies, the number of shares and units you may receive under this Agreement shall equal the sum of:

i.	one hundred percent (100%) plus

ii.	the product of 50% multiplied by a percentage determined based upon where the Company’s actual Free Cash Flow performance is within the range between the 50th percentile and 70th percentile of Free Cash Flow for the Peer Group, calculated linearly, multiplied by the Target number of shares (see Exhibit 1).

c.	If Free Cash Flow for the Performance Period is equal to or greater than the 70th percentile of Free Cash Flow for a Peer Group of companies, the number of shares and units you may receive under this Agreement shall equal one hundred fifty percent (150%) of the Target Number.

d.	If Free Cash Flow for the Performance Period is less than the 30th percentile of Free Cash Flow for a Peer Group of companies, you shall not be entitled to receive any shares or units under this Agreement.

e.	The pre-tax value of each performance unit will be equal to the closing price of the Company’s common stock on a day to be determined by the Compensation Committee. The delivery vehicle for performance units will be cash, subject to ordinary tax withholding.

2.	Notwithstanding the foregoing, unless otherwise determined by the Committee (as defined in the Plan), you shall be entitled to receive shares or units under this Agreement only if you remain in the employ of the Corporation or a Subsidiary (as defined in the Plan) for the entire duration of the Performance Period.

3.	Performance Shares and/or Units will be granted only after:

a.	Release by the Corporation of its audited consolidated financial statements for the last fiscal year of the Performance Period, and

b.	Certification by the Committee that a performance goal set forth in Paragraph A of this Agreement has been achieved. The Committee retains the right to modify the payment date at its discretion.

4.	Shares and units which you are entitled to receive under this Agreement shall be issued to you without any payment by you. Until the certificates representing share ownership have been issued, you will not have the rights that are associated with share ownership for these shares.

5.	At the discretion of the Committee and subject to the terms of the Plan, in lieu of issuing all or a portion of the shares you are entitled to receive pursuant to this Agreement, the Corporation may pay you cash in an amount based upon the then fair market value of the shares in a manner similar to performance units.

6.	Your employment is and shall remain employment at will, unless otherwise provided pursuant to a written employment agreement between you and the Corporation or a Subsidiary. As such, nothing contained in this Agreement or in the Plan, nor any action taken by the Committee, shall confer upon you any right with respect to continuation of your employment by the Corporation or any Subsidiary, nor interfere in any way with the right of the Corporation or a Subsidiary to terminate your employment at any time.

7.	If, upon or as a result of your receipt of shares (or cash in lieu of shares) or units under this Agreement, there shall be payable by the Corporation or a Subsidiary any amount for income or employment tax withholding, you will reimburse the Corporation or Subsidiary for such tax withholding by means of paying such amount to the Corporation or by such other means as may be permitted by the Committee in accordance with the Plan.

8.	This Agreement, nor any rights under this Agreement, may be transferred by you otherwise than by will or by the laws of descent and distribution.

9.	The Committee will maintain the right to resolve all questions which may arise in connection with this Agreement and the Plan. Any interpretation, determination or other action made or taken by the Committee regarding this Agreement and the Plan shall be final, binding and conclusive.

B.	Performance Period

1.	The performance period for this Agreement shall be the three fiscal year period running from May 1, 2005 to May 3, 2008.

C.	Peer Group

1.	The peer group is made up of twenty-one (21) companies listed on Exhibit 2. Handleman Company Free Cash Flow, measured as a percent of sales, will be compared to Peer Group Free Cash Flow, with performance levels at the 30th, 50th and 70th percentiles within the Peer Group representing Threshold, Target and Maximum, respectively. The Target Number of shares applicable to this Agreement shall be «M_2005_Shares» shares and units.

2.	Free Cash Flow will be calculated for each peer company during each year of the Performance Period. The 30th, 50th, and 70th percentiles for the Peer Group’s Free Cash Flow as a percentage of sales over the three year period will then be determined, with the final Peer Group Free Cash Flow being the average for the three annual 30th, 50th, and 70th percentile Free Cash Flow levels.

D.	Performance Measure Definition: Free Cash Flow

1.	For the purposes of this Agreement, Free Cash Flow is defined as:

a.	Cash Flow from Operations

b.	Minus Capital Expenditures

c.	Plus-or-minus Gains/Losses from Disposition of Property & Equipment divided by Sales.

E.	Covenants

In addition to your achievement of the performance goals as stated in Paragraph A of this Agreement your right to receive shares and units under this Agreement shall be contingent upon your agreement to the following covenants:

1.	Confidentiality

a.	Except as otherwise required in your duties to the Company or as authorized in writing by the Company, you shall not at any time, either during or after your employment with the Company, disseminate, disclose, use, communicate or otherwise appropriate, either directly or indirectly, through any individual, person or entity, any Confidential Information (as defined below), and you shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of the Company. You acknowledge that the Confidential Information is valuable, special, proprietary and unique to the Company, that the Company’s business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it secret and for the sole use and benefit of the Company. You shall take all steps necessary and all steps reasonably requested by the Company to insure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company. All records and other materials pertaining to the Confidential Information, whether or not developed by you, shall be and remain the exclusive property of the Company. Upon termination of your employment or at any other time that the Company in writing so requests, you shall promptly deliver to the Company all materials concerning any Confidential Information and all copies of such materials and any other materials of the Company which are in your possession or under your control, and you shall not make or retain any copies or extracts of such materials.

b.	For purposes of Paragraph E.1.a., Confidential Information means and includes all information known or used by the Company in the Company’s business and/or developed by or for the Company by any person, including you, which is not otherwise explicitly, consciously, properly, legally and generally known in any industry in which the Company is or may become engaged. Confidential information does not include general skills and general knowledge of any industry obtained by reason of your association with the Company.

c.	Confidential Information specifically includes, but is not limited to, such information, whether now possessed or later obtained, concerning plans, marketing, sales and inventory methods, materials, processes, procedures, devices used by the Company, business forms, prices, suppliers, retail merchants with which the Company deals, organizations or other entities or persons associated with such retail merchants, contractors, representatives and customers of the Company, plans for the development of new products and services and expansion into new areas or markets, internal operations and any variations, purchasing policies, bidding practices or procedures, pricing policies, customer identities and lists, trade secrets, trade names, trademarks, service marks, copyrights, and other proprietary or confidential information of any type, together will all written, graphic and other materials relating to all or any part of the same.

2.	Non-Solicitation

During the period of your employment with the Company and for a period of one (1) year after the termination of your employment with the Company, you shall not, either directly or indirectly, yourself or through or for any person or entity wherever located:

a.	Solicit, attempt to hire or hire any person who is then employed by, is a consultant to, or is an agent of, the Company or who was within the prior four months employed by, a consultant to, or an agent of, the Company.

b.	Encourage, induce or attempt to induce, or aid, assist or abet any other party or person in encouraging, inducing or attempting to induce, any such employee, consultant or agent to alter or terminate his or her employment, consultation or agency with the Company.

c.

Solicit any Company Customer (as defined below) to supply products or perform services for the Company Customer of a similar nature to those products provided or services performed by the Company in the Company’s business during your employment with the Company. For purposes of this Paragraph E.2.c., the term “Company Customer” means any person or entity with whom you have been involved or in contact within the prior year and to or for whom the Company, within the prior year:

i.	provided products or performed services, or entered into an agreement for the providing of products or performances of services; or

ii.	Submitted a bid for, or otherwise negotiated for, the providing of products or the performing of services.

3.	Non-Competition

During the period of your employment with the Company and for a period of one year after your termination of employment with the Company, you shall not, either directly or indirectly, yourself or through or for any individual, person or entity wherever located:

a.	Engage in any activities, perform any services or conduct any businesses which are competitive with any business of the Company and which are the same or similar to the business of the Company conducted by you, at your direction or under your supervision during the term of your employment with the Company (“Your Company Business”); or

b.	Be engaged by, employed by, consult with, own any capital stock of, or have any financial interest of any kind in, any individual, person or entity wherever located, which conducts a business which is competitive with any business of the Company and which is the same as or similar to Your Company Business. Notwithstanding the foregoing, you may own, for investment purposes only, up to 5% of the stock of any publicly-traded entity whose stock is either listed on a national stock exchange or on the NASDQ National Market System (if you are not otherwise affiliated with such entity).

4.	Remedies.

You acknowledge and agree that the covenants and undertakings contained in Paragraph E of this Agreement relate to matters which are of a special, unique and extraordinary character and that a violation of any of the terms of this Agreement will cause irreparable injury to the Company and the Company’s business, and that the amount of such injury will be difficult, if not impossible, to estimate or determine and cannot be adequately compensated by monetary damages. Therefore, you acknowledge that:

a.	Any outstanding rights to receive performance shares or performance units or and/or to maintain awards of performance shares or performance units will terminate upon a breach of Paragraph E of this Performance Share and Performance Unit Grant Agreement, and

b.	The Company shall be entitled, in addition to all other rights and remedies available under applicable law, as a matter of course, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any such terms by you and by such other persons as the court shall order.

Very Truly Yours,		The above is agreed to and accepted by:

HANDLEMAN COMPANY, a Michigan corporation

By:
	Stephen Strome		«FirstName» «LastName»
Its:	Chairman of the Board and CEO	Dated:	____________________________